Memorandum of Understanding
Between
Beijing Fenghua Education Consulting Company Ltd.
And
Beijing Language University

Party A: Beijing Language and Culture University

Party B: Beijing Fenghua Education Consulting Company Ltd.

Cooperation Programs:

1.	Global Learning Network Classroom

-	Party B shall invest in a GLN classroom at Party A’s campus

2.	Confucius Institute

-
Party A and Party B will establish a Confucius Institute at Party B’s Canadian sister company, Sprott-Shaw Community College and deliver Teaching Chinese to Students of Other Languages (TCSOL) Training and Teaching English to Students of Other Languages (TESOL) Training through GLN

3.	AHLEI Programs

a)	3 in 1 Program (3-month Chinese study and Hospitality training, plus hotel internship in China)

b)	6+6 Program (3-month Chinese study + 3-month Hospitality training + 6-month hotel internship in China)

c)	International Hospitality Management Diploma (Blend in AHLEI courses into Party A’s Diploma programs)

4.	Student Exchange Program

5.	Winter Camp Program

6.	Teacher’s Exchange Program

7.	US Summer Paid Internship Program

Term: 3 years

Party A: Beijing Language and Culture University
Legal Representative: Ningzhi Zhang
Seal:

Date: January 9, 2012

Party B: Beijing Fenghua Education Consulting Company Ltd.
Legal Representative: Toby Chu
Seal:

Signed Date: January 9, 2012

About Beijing Language University:

Beijing Language and Culture University (BLCU) was established in 1962. Known as the Little United Nations, BLCU is the only university of its kind in China that promotes Chinese all over the world and offers Chinese language and culture courses to foreign students as well as a multidisciplinary university featured in language teaching and research. Since its foundation in 1962, BLCU has trained over 12,000 foreign students from 176 countries and regions. It has the longest history, largest size and most well-qualified academic faculty in the area of Chinese language and culture study. BLCU has more than 700 teachers and about 300 of them are professors/research fellows or associate professors/associate research fellows. Currently BLCU has 23 bachelor’s programs, 28 master’s programs and 15 Ph. D programs.

More information can be found at http://www.blcu.edu.cn/blcuweb/english/Profile.asp.

2